EXHIBIT 99.1

To 8-K dated January 28, 2008

NEWS RELEASE

SEACOAST BANKING CORPORATION OF FLORIDA

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6086

William R. Hahl

Executive Vice President and

Chief Financial Officer

 (772) 221-2825

SEACOAST REPORTS EARNINGS OF $9.8 MILLION OR $0.51 EPS FOR 2007

STUART, FL., January 23, 2008 – Seacoast Banking Corporation of Florida (NASDAQ-NMS:  SBCF), a bank holding company whose principal subsidiary is Seacoast National Bank, today reported net income totaling $1,903,000 or $0.10 diluted earnings per share (“DEPS”) for the fourth quarter of 2007, an increase of $1.6 million compared to the third quarter 2007, but lower when compared to $5,685,000 or $0.30 DEPS for the fourth quarter a year ago. For the year 2007, net income totaled $9.8 million, or $0.51 DEPS, compared to $23.9 million or $1.28 earned in 2006. Excluding securities restructuring losses, earnings for the year totaled $13.1 million or $0.68 DEPS.

“This quarter our earnings continued to be impacted by the sluggish Florida residential real estate market with growth in non performing assets and an elevated provision for loan losses.  Our deposit performance for the quarter was strong and our revenue performance remained solid.  Overhead was essentially unchanged from the prior quarter and we are on track to implement cost savings of approximately $3.5 million (annually) in early 2008.  Our capital ratios remain strong and in fact have improved over the past year,” said Dennis S. Hudson, III, CEO of Seacoast.  Seacoast ended the year with assets of $2.4 billion up 1.3 percent over the prior year and deposits of $2.0 billion up 5.1 percent for the year.  Deposit growth during the quarter experienced strong seasonal growth reflecting continued strength in the Company’s core deposit franchise.

In the fourth quarter loan growth slowed with a modest growth of $5.3 million on a linked quarter basis.  Total loans increased $165.3 million for the year, up 9.5 percent over the prior year.  Total deposits for the year increased by $96.3 million or 5.1 percent and during the fourth quarter deposits increased by $131.6 million or 7.1 percent.  Deposit growth during the quarter resulted from normal seasonal deposit increases and higher average public fund deposit balances due to credit concerns relating to the state run municipal investment pools.  It is believed that a portion of the increased public fund deposits may ultimately be placed in investments other than bank deposits.

Operating results for the quarter excluding the impact of the provision for loan losses totaled approximately $4.2 million or approximately $0.22 per share down from $5.4 million or $0.28 per share for the third quarter.  Noninterest expenses were positively impacted in the third quarter with the elimination of year to date accrued executive bonuses, incentive payouts for senior officers and profit sharing all as a result of lower than expected earnings performance.  If the third quarter’s operating results are adjusted to include only one quarter’s impact for the reversal of these expenses, cash earnings for the fourth quarter were comparable to the prior quarter.  In addition, the Company recorded in the fourth quarter 2007, $275,000 for its portion of the VISA litigation and settlement costs.

The net interest margin declined 23 basis points on a linked quarter basis to 3.71 percent in the fourth quarter as a result of higher average nonaccrual loan balances and the repricing of prime based loans as a result of lower interest rates.  Competition for deposits throughout the quarter did not allow for the full benefit to be realized from the Federal Reserve reducing rates by 100 basis points beginning in September 2007.  In addition, the normal seasonal increase in deposits and repurchase agreements from municipal customers was invested in short term agencies and Federal funds sold at lower spreads.  Deposit costs were lower in the fourth quarter and totaled 2.93 percent compared to 3.01 percent for the third quarter of 2007.  Total cost of interest bearing liabilities declined 17 basis points linked quarter to 3.71 percent and increased by 19 basis points from 3.52 percent for the fourth quarter 2006.

 Net interest income for the fourth quarter totaled $20.7 million compared to $21.1 million earned in the third quarter and $21.8 for the fourth quarter a year ago.  Total revenue for the quarter was $26.6 million compared to the third quarter’s $27.1 million and the prior years fourth quarter’s $27.4 million (excluding gain on sale of partnership interest).

For the full year 2007 noninterest expenses totaled $77.4 million, up 6.0 percent from the prior year.  Total noninterest expense in the fourth quarter was $19.8 million, in line with guidance provided last quarter after excluding one time costs for VISA litigation and settlement costs and costs associated with increased problem credits.  Noninterest expenses for the quarter were lower as a result of the previously announced expense savings totaling approximately $2.0 million for the year.  The expense reductions primarily relate to the elimination of executive bonus compensation for the year, lower incentive payouts for senior officers and reduced profit-sharing compensation.  This action reduced compensation expense by approximately $500,000 in the fourth quarter, and will remain in effect until the Company produces meaningful earnings improvements.  The Company has also identified additional savings totaling approximately $3.5 million annually that it intends to implement over the next two quarters which include consolidation of branch offices, reductions in staff and a reduction in marketing costs and other professional fees.  Therefore, overhead is targeted to increase modestly in 2008.

Noninterest income for the fourth quarter, excluding securities and other gains and losses, increased 4.2 percent when compared to the prior year quarter, reflecting increased revenues from service charges on deposits, merchant fee income and marine finance fees offset by reduced revenues from wealth management services and mortgage banking.  Noninterest income for the year was up $1.8 million or 7.8 percent.  For the year, noninterest income related to mortgage loan production, marine loan production, service charges on deposits and merchant fees were up and wealth management fees were lower.

Loans placed on nonaccrual this quarter impacted net interest income.  Net interest income will continue to be impacted by increased nonaccrual loans and OREO which may continue to grow through the first half of 2008.  The majority of the nonaccrual loans are land and acquisition and development loans related to the residential market which are being monitored monthly and are in the process of collection through foreclosure, refinancing or sale.  During the fourth quarter nonperforming assets increased $21.7 million to $67.6 million.  The Company’s land and acquisition and development loans related to the residential market total approximately $299 million or 15.7 percent of total loans.   Focused and intensive monitoring over the past eighteen months resulted in a reduction of the total exposure to this portfolio from pay downs, guarantor performance, as well as, obtaining of additional collateral.  Of the $299 million approximately $51 million of loans are classified as impaired at year end compared to $40 million at the end of the third quarter 2007.  The valuation allowance provided for these loans at year end totaled approximately $4 million compared to approximately $6.8 million last quarter a decline of $2.8 million related to charge offs of applicable loans.

Net loan charge offs for the fourth quarter 2007 totaled $4.5 million, up $3.4 million from the third quarter 2007 and totaled $5.8 million or 0.31 percent of total loans for the full year of 2007, compared to net recoveries of $106,000 for 2006.  Nonaccrual loans and accruing loans past due 90 days to total loans increased to 3.52 percent at December 31, 2007, compared to 0.72 percent for the year end 2006.  Nonperforming assets totaled $67.6 million at December 31, 2007, consisting of $66.9 million in nonperforming loans and $735,000 in other real estate owned.  The allowance for loan losses totals $21.9 million and represents 1.15 percent of year end loans, compared to 0.86 percent in the prior year.

The Company’s capital ratios all remain strong with Tier 1 capital in excess of 10 percent and total risk based capital of approximately 12 percent at year end.  The Company is well capitalized under the regulatory framework for prompt corrective action.   In addition the Company’s operating subsidiary also has strong capital ratios with all of its ratios substantially above the required minimums required for well capitalized banks as defined by the federal banking agencies.

Seacoast will host a conference call on Thursday, January 24 at 10:00 a.m. (Eastern Time) to discuss the earnings results and business trends.  Investors may call in (toll-free) by dialing (800) 640-9765 (access code: 20287229; leader: Dennis S. Hudson).  Charts will be used during the conference call and may be accessed at Seacoast’s website at www.seacoastbanking.net by selecting Presentations under the heading Investor Services.  A replay of the call will be available beginning the afternoon of January 24 by dialing (877) 213-9653 (domestic), using the passcode 20287229.

Seacoast Banking Corporation of Florida has approximately $2.4 billion in assets.  It is one of the largest independent commercial banking organizations in Florida, headquartered on Florida’s Treasure Coast, one of the wealthiest and fastest growing areas in the nation.

- continued -

- continued -

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, cost savings, enhanced revenues, economic and seasonal conditions in our markets, and improvements to reported earnings that may be realized from cost controls and for integration of banks that we have acquired, as well as statements with respect to Seacoast’s objectives, expectations and intentions and other statements that are not historical facts.  Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of Seacoast to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “support”, “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “further”, “point to,” “project,” “could,” “intend” or other similar words and expressions of the future.  These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the effects of future economic and market conditions, including seasonality; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks, sensitivities and the shape of the yield curve; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; and the failure of assumptions underlying the establishment of reserves for possible loan losses.  The risks of mergers and acquisitions, include, without limitation: unexpected transaction costs, including the costs of integrating operations; the risks that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the potential failure to fully or timely realize expected revenues and revenue synergies, including as the result of revenues following the merger being lower than expected; the risk of deposit and customer attrition; any changes in deposit mix; unexpected operating and other costs, which may differ or change from expectations; the risks of customer and employee loss and business disruption, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures and solicitations of customers by competitors; as well as the difficulties and risks inherent with entering new markets.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2006 under “Special Cautionary Notice Regarding Forward-Looking Statements,” and otherwise in our SEC reports and filings.  Such reports are available upon request from Seacoast, or from the Securities and Exchange Commission, including through the SEC’s Internet website at http://www.sec.gov.

- continued -

FINANCIAL HIGHLIGHTS		(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Three Months Ended		Twelve Months Ended
(Dollars in thousands,	December 31,		December 31,
except per share data)	2007	2006	2007	2006

Summary of Earnings
Net income	$1,903	$5,685	$9,765	$23,854
Net income, excluding securities restructuring losses (5)	1,903	5,685	13,062	23,854
Net interest income (1)	20,724	21,846	84,771	89,294

Performance Ratios
Return on average assets-GAAP earnings (2), (3)	0.32%	0.95%	0.42%	1.03%
Return on average tangible assets (2),(3), (4),(5)	0.36	1.01	0.61	1.08

Return on average shareholders' equity–GAAP earnings (2), (3)	3.48	10.57	4.46	12.06
Return on average tangible shareholders’ equity (2),(3),(4),(5)	5.21	14.87	8.58	16.75

Net interest margin (1), (2)	3.71	3.95	3.92	4.15

Per Share Data
Net income diluted-GAAP earnings	$0.10	$0.30	$0.51	$1.28
Net income basic-GAAP earnings	0.10	0.30	0.52	1.30

Net income diluted-excluding securities restructuring losses (5)	0.10	0.30	0.68	1.28
Net income basic-excluding securities restructuring losses (5)	0.10	0.30	0.69	1.30

Cash dividends declared	0.16	0.16	0.64	0.61

(1)  Calculated on a fully taxable equivalent basis using amortized cost.

(2)  These ratios are stated on an annualized basis and are not necessarily indicative of future periods.

(3) The calculations of ROA and ROE do not include the mark-to-market unrealized gains (losses) because the unrealized gains (losses) are not included in net income.

(4)

The Company believes that return on average assets and equity excluding the impacts of noncash amortization expense on intangible assets is a better measurement of the Company’s trend in earnings growth.

(5)

Excluding securities restructuring losses of $5,118 (or $3,297 net of taxes) recorded in the first quarter 2007.

FINANCIAL HIGHLIGHTS	(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

		December 31,		Increase/
		2007	2006	(Decrease)
Credit Analysis
Net charge-offs (recoveries) year-to-date		$5,758	$(106)	n/m
Net charge-offs (recoveries) to average loans		0.31%	(0.01)%	n/m
Loan loss provision year-to-date		$12,745	$3,285	288.0%
Allowance to loans at end of period		1.15%	0.86%	33.7
Nonperforming assets		$67,591	$12,465	442.2
Nonperforming assets to loans and other real estate owned at end of period		3.56%	0.72%	394.4

Selected Financial Data
Total assets		$2,419,874	$2,389,435	1.3
Securities – Trading (at fair value)		13,913	0	n/m
Securities – Available for sale (at fair value)		254,916	313,983	(18.8)
Securities – Held for investment (at amortized cost)		31,900	129,958	(75.5)
Net loans		1,876,487	1,718,196	9.2
Deposits		1,987,333	1,891,018	5.1
Shareholders’ equity		214,381	212,425	0.9
Book value per share		11.22	11.20	0.2
Tangible book value per share		8.26	8.18	1.0
Average shareholders' equity to average assets		9.41%	8.55%	10.1

Average Balances (Year-to-Date)
Total assets		$2,324,209	$2,314,864	0.4
Less: Intangible assets		57,004	51,335	11.0
Total average tangible assets		$2,267,205	$2,263,529	0.2

Total equity		$218,728	$197,866	10.5
Less: Intangible assets		57,004	51,335	11.0
Total average tangible equity		$161,724	$146,531	10.4

(1)  Calculated on a fully taxable equivalent basis using amortized cost.

(2)  These ratios are stated on an annualized basis and are not necessarily indicative of future periods.

(3) The calculations of ROA and ROE do not include the mark-to-market unrealized gains (losses) because the unrealized gains (losses) are not included in net income.

(4)

The Company believes that return on average assets and equity excluding the impacts of noncash amortization expense on intangible assets is a better measurement of the Company’s trend in earnings growth.

(5)

Excluding securities restructuring losses of $5,118 (or $3,297 net of taxes) recorded in the first quarter 2007.

n/m = not meaningful

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2007	2006	2007	2006

Interest on securities:
Taxable	$3,438	$5,050	$14,812	$21,933
Nontaxable	90	92	364	298
Interest and fees on loans	33,503	31,671	133,299	114,388
Interest on federal funds sold and other investments	420	334	1,631	3,208
Total Interest Income	37,451	37,147	150,106	139,827

Interest on deposits	6,540	5,642	24,300	19,184
Interest on time certificates	7,495	6,700	29,580	21,886
Interest on borrowed money	2,778	3,024	11,757	9,717
Total Interest Expense	16,813	15,366	65,637	50,787

Net Interest Income	20,638	21,781	84,469	89,040
Provision for loan losses	3,813	2,250	12,745	3,285
Net Interest Income After Provision for Loan Losses	16,825	19,531	71,724	85,755

Noninterest income:
Service charges on deposit accounts	2,070	1,875	7,714	6,784
Trust income	627	654	2,575	2,858
Mortgage banking fees	278	337	1,409	1,131
Brokerage commissions and fees	572	598	2,935	3,002
Marine finance fees	596	570	2,865	2,709
Debit card income	563	565	2,306	2,149
Other deposit based EFT fees	103	114	451	421
Merchant income	676	624	2,841	2,545
Other	474	382	1,814	1,514
	5,959	5,719	24,910	23,113
Gain on sale of partnership interest	0	1,147	0	1,147
Securities restructuring losses	0	0	(5,118)	0
Securities gains (losses), net	24	(73)	70	(157)
Total Noninterest Income	5,983	6,793	19,862	24,103

Noninterest expenses:
Salaries and wages	7,747	6,479	31,575	29,146
Employee benefits	1,918	1,699	7,337	7,322
Outsourced data processing costs	1,884	1,768	7,581	7,443
Occupancy	1,956	1,893	7,677	7,435
Furniture and equipment	754	689	2,863	2,523
Marketing	707	1,564	3,075	4,359
Legal and professional fees	1,068	863	4,070	2,792
FDIC assessments	56	121	225	325
Amortization of intangibles	315	315	1,259	1,070
Other	3,387	2,782	11,761	10,630
Total Noninterest Expenses	19,792	18,173	77,423	73,045

Income Before Income Taxes	3,016	8,151	14,163	36,813
Provision for income taxes	1,113	2,466	4,398	12,959

Net Income	$1,903	$5,685	$9,765	$23,854

Per share common stock:
Net income diluted	$0.10	$0.30	$0.51	$1.28
Net income basic	0.10	0.30	0.52	1.30
Cash dividends declared	0.16	0.16	0.64	0.61

Average diluted shares outstanding	19,088,824	19,129,452	19,157,597	18,671,743
Average basic shares outstanding	18,906,221	18,787,297	18,936,541	18,305,258

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	December 31,	December 31,
(Dollars in thousands, except share amounts)	2007	2006

Assets
Cash and due from banks	$50,490	$89,803
Federal funds sold and other investments	47,985	2,412
Total Cash and Cash Equivalents	98,475	92,215
Securities:
Trading (at fair value)	13,913	--
Available for sale (at fair value)	254,916	313,983
Held for investment (at amortized cost)	31,900	129,958
Total Securities	300,729	443,941

Loans available for sale	3,660	5,888

Loans, net of unearned income	1,898,389	1,733,111
Less: Allowance for loan losses	(21,902)	(14,915)
Net Loans	1,876,487	1,718,196

Bank premises and equipment, net	40,926	37,070
Other real estate owned	735	--
Goodwill and other intangible assets	56,452	57,299
Other assets	42,410	34,826
	$2,419,874	$2,389,435
Liabilities and Shareholders’ Equity
Liabilities
Deposits
Demand deposits (noninterest bearing)	$327,646	$391,805
Savings deposits	1,056,025	929,444
Other time deposits	332,838	325,251
Time certificates of $100,000 or more	270,824	244,518
Total Deposits	1,987,333	1,891,018

Federal funds purchased and securities sold under agreements to repurchase, maturing within 30 days	88,100	206,476
Borrowed funds	65,030	26,522
Subordinated debt	53,610	41,238
Other liabilities	11,420	11,756
	2,205,493	2,177,010

Shareholders' Equity
Preferred stock	--	--
Common stock	1,920	1,899
Additional paid in capital	90,924	88,380
Retained earnings	122,396	124,811
Treasury stock	(1,193)	(310)
	214,047	214,780
Accumulated other comprehensive loss, net	334	(2,355)
Total Shareholders’ Equity	214,381	212,425
	$2,419,874	$2,389,435

Common Shares Outstanding	19,110,089	18,974,295

Note:  The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date.

CONSOLIDATED QUARTERLY FINANCIAL DATA (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
	Quarters
	2007				Last 12
(Dollars in thousands, except per share data)	Fourth	Third	Second	First	Months
Net income	$1,903	$285	$4,808	$2,769	$9,765
Net income, excluding securities restructuring losses (5)	1,903	285	4,808	6,066	13,062

Operating Ratios
Return on average assets-GAAP earnings (2),(3)	0.32%	0.05%	0.85%	0.47%	0.42%
Return on average tangible assets (2), (3), (4), (5)	0.36	0.09	0.91	1.09	0.61

Return on average shareholders' equity GAAP earnings (2),(3)	3.48	0.51	8.81	5.16	4.46
Return on average tangible shareholders’ equity (2), (3), (4), (5)	5.21	1.18	12.43	15.83	8.58

Net interest margin (1),(2)	3.71	3.94	4.09	3.92	3.92
Average equity to average assets	9.20	9.69	9.62	9.15	9.41

Credit Analysis
Net charge-offs	$4,451	$1,039	$143	125	$5,758
Net charge-offs to average loans	0.92%	0.22%	0.03%	0.03%	0.31%
Loan loss provision	$3,813	$8,375	$1,107	$(550)	$12,745
Allowance to loans at end of period	1.15%	1.19%	0.84%	0.82%
Nonperforming assets	$67,591	$45,894	$15,495	$4,088
Nonperforming assets to loans and other real estate owned at end of period	3.56%	2.42%	0.85%	0.23%
Nonaccrual loans and accruing loans 90 days or more past due to loans outstanding at end of period	3.52	2.44	0.89	0.27

Per Share Common Stock
Net income diluted-GAAP earnings	$0.10	$0.01	$0.25	$0.14	$0.51
Net income basic-GAAP earnings	0.10	0.02	0.25	0.15	0.52

Net income diluted-excluding securities restructuring losses (5)	0.10	0.01	0.25	0.32	0.68
Net income basic-excluding securities restructuring losses (5)	0.10	0.02	0.25	0.32	0.69

Cash dividends declared	0.16	0.16	0.16	0.16	0.64
Book value per share	11.23	11.20	11.32	11.34

Average Balances
Total assets	$2,361,086	$2,279,036	$2,277,678	$2,379,739
Less: Intangible assets	56,605	56,884	57,322	57,213
Total average tangible assets	$2,304,481	$2,222,152	$2,220,356	$2,322,526

Total Equity	$217,172	$220,868	$219,020	$217,834
Less: Intangible assets	56,605	56,884	57,322	57,213
Total average tangible equity	$160,567	$163,984	$161,698	$160,621

(1)

Calculated on a fully taxable equivalent basis using amortized cost.

(2)

These ratios are stated on an annualized basis and are not necessarily indicative of future periods.

(3)

The calculations of ROA and ROE do not include the mark-to-market unrealized gains (losses) because the unrealized gains (losses) on available for sale securities are not included in net income.

(4)

The Company believes that return on average assets and equity excluding the impacts of noncash amortization expense on intangible assets is a better measurement of the Company’s trend in earnings growth.

(5)

Excludes securities restructuring losses of $5,118 (or $3,297, net of taxes) recorded in the first quarter 2007.

CONSOLIDATED QUARTERLY FINANCIAL DATA (Unaudited) (continued)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

(Dollars in thousands)

SECURITIES	December 31, 2007	December 31, 2006

U.S. Treasury and U.S. Government Agencies	$13,913	$--
Securities Trading	13,913	--

U.S. Treasury and U.S. Government Agencies	30,405	94,676
Mortgage-backed	218,937	214,661
Obligations of states and political subdivisions	2,058	2,049
Other securities	3,516	2,597
Securities Available for Sale	254,916	313,983

Mortgage-backed	25,755	123,587
Obligations of states and political subdivisions	6,145	6,371
Securities Held for Investment	31,900	129,958
Total Securities	$300,729	$443,941

LOANS	December 31, 2007	December 31, 2006

Construction and land development	$609,567	$571,133
Real estate mortgage	1,074,814	949,824
Installment loans to individuals	86,362	83,428
Commercial and financial	126,695	128,101
Other loans	951	625
Total Loans	$1,898,389	$1,733,111

AVERAGE BALANCES, YIELDS AND RATES (1) (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	2007				2006
	Fourth Quarter	Third Quarter			Fourth Quarter
	Average	Yield/	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate
Assets
Earning assets:
Securities:
Taxable	$263,562	5.22%	$233,809	5.25%	$462,628	4.37%
Nontaxable	8,168	6.46	8,216	6.33	8,409	6.47
Total Securities	271,730	5.26	242,025	5.29	471,037	4.40

Federal funds sold and other
investments	33,351	5.00	21,364	5.53	24,872	5.33

Loans, net	1,913,991	6.95	1,866,954	7.30	1,698,552	7.40

Total Earning Assets	2,219,072	6.71	2,130,343	7.05	2,194,461	6.73

Allowance for loan losses	(22,607)		(15,361)		(12,842)
Cash and due from banks	46,752		47,633		76,523
Premises and equipment	40,233		39,190		36,731
Other assets	77,636		77,231		77,911

	$2,361,086		$2,279,036		$2,372,784

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
NOW	$77,999	2.80%	$53,842	2.78%	$198,610	2.10%
Savings deposits	105,789	0.71	112,323	0.71	136,410	0.71
Money market accounts	764,200	3.01	715,885	3.15	591,740	2.92
Time deposits	616,621	4.82	629,479	4.92	581,520	4.57
Federal funds purchased and other short term borrowings	132,606	3.82	127,163	4.41	154,065	4.68
Other borrowings	102,987	5.78	69,860	7.00	67,798	7.06

Total Interest-Bearing Liabilities	1,800,202	3.71	1,708,552	3.88	1,730,143	3.52

Demand deposits (noninterest-bearing)	336,432		340,462		415,791
Other liabilities	7,280		9,154		13,496
Total Liabilities	2,143,914		2,058,168		2,159,430

Shareholders' equity	217,172		220,868		213,354

	$2,361,086		$2,279,036		$2,372,784

Interest expense as a % of earning assets		3.01%		3.11%		2.78%
Net interest income as a % of earning assets		3.71		3.94		3.95

(1)

 On a fully taxable equivalent basis.  All yields and rates have been computed on an annualized basis using amortized cost.  Fees on loans have been included in interest on loans.  Nonaccrual loans are included in loan balances.